                                                                    Exhibit 3.2


                            CERTIFICATE OF DESIGNATIONS,
                      PREFERENCES AND RELATIVE PARTICIPATING,
                         OPTIONAL AND OTHER SPECIAL RIGHTS
                                         OF
                         SERIES A 10% CUMULATIVE REDEEMABLE
                                  PREFERRED STOCK
                                         OF
                               JFL-EEC MERGER SUB CO.

                    (Pursuant to Section 151(g) of the General
                     Corporation Law of the State of Delaware)

     JFL-EEC Merger Sub Co., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the certificate of incorporation of the Company, as amended, the Board unanimously adopted the following resolutions on February 2, 1998 authorizing the issuance of the Series A 10% Cumulative Redeemable Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the certificate of incorporation or bylaws of the Company:

     RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 50,000 shares of $.01 par value preferred shares (the "Preferred Stock"), such series to consist of 20,000 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

          1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series A 10% Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 20,000. The initial liquidation preference of the Series A Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

          2. RANK. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank
(i) senior to the Company's common stock, $.01 par value per share (the "Common Stock"), and to all classes and series of stock of the Company now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"), (ii) on a parity with each other class of capital stock or series of Preferred Stock issued by the Company after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as "Parity Securities") and (iii) junior to each

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other class of capital stock or other series of Preferred Stock issued by the
Company after the date hereof the terms of which have been approved by the requisite number of holders of Series A Preferred Stock as provided in
Section 8(b) hereof and which specifically provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as "Senior Securities").

          3.   DIVIDENDS.

          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each such date, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a Business Day, then such quarterly dividend shall be payable on the next succeeding Business Day and such next succeeding Business Day will be the Dividend Payment Date. Dividends shall be payable to holders of Series A Preferred Stock at the annual rate of 10% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date. Dividends shall be payable (A) at the annual rate of .10 shares of Series A Preferred Stock per share of Series A Preferred Stock from the Issue Date through and including the January 31, 2001 Dividend Payment Date and (B) in cash on and after the April 30, 2001 Dividend Payment Date. Dividends shall be payable only to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 60 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of Series A Preferred Stock shall be paid PRO RATA to the holders entitled thereto. Dividends on the Series A Preferred Stock shall accrue and be cumulative on a quarterly basis (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date.

          (b) Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

          (c) Fractional shares of Series A Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 3(a) above with respect to dividends on each outstanding share of Series A Preferred Stock.

          (d) Until the earlier of (i) the date upon which no shares of Series A Preferred Stock are outstanding and (ii) January 31, 2001, the Company shall reserve and keep available out of its authorized or unissued Series A Preferred Stock solely for the purpose of paying dividends thereon as provided for herein, such number of shares of Series A Preferred Stock as shall from time to time be sufficient for such purpose. The Board of Directors of the Company shall, from time to time, if necessary, propose to the shareholders of the Company amendments to the Company's Certificate of Incorporation to increase its authorized capital stock and take such other actions as may be necessary to permit the issuance from time to time of shares of Series A Preferred Stock upon the declaration of any dividend payable in additional shares of Series A Preferred Stock.

          (e) So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the prior consent of the holders of at least eighty-five percent (85%) of the shares of outstanding Series A Preferred Stock, (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Junior Securities;
(iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by the Company to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Company or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of the Company or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Company shall have repurchased, redeemed or retired shares of Series A Preferred Stock on a PRO RATA basis, in proportion to the respective Liquidation Preferences (as defined in the applicable Certificate of Determination) of the Series A Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

          (f) Whenever dividends on the Series A Preferred Stock are in arrears, the Company shall not declare dividends on or make any other distribution in respect of any Parity Securities, except dividends paid on a PRO RATA basis on the Series A Preferred Stock and all other capital stock ranking on a parity as to dividends and on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series A Preferred Stock and such other series of capital stock.

          (g) If at any time after the third anniversary of the Issue Date, any cash dividends payable on the Series A Preferred Stock shall have been in arrears and unpaid for four (4) or more successive Dividend Payment Dates, then until the date on which all such dividends in arrears are paid in full, dividends shall accrue and be payable to the holders of Series A Preferred

Stock at the annual rate of 12% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends thereon. Upon payment in full of all such dividends in arrears, cash dividends will thereafter be payable as set forth in Section 3(a) above.

          4.   LIQUIDATION PREFERENCE.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon, without interest, to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

          (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

          5.   REDEMPTION.

          (a) OPTIONAL REDEMPTION. The Company may, at its option, redeem at any time, out of funds legally available therefor, in the manner provided in
Section 6 hereof, all or any portion of the shares of the Series A Preferred Stock, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption; PROVIDED, HOWEVER, that the Company may redeem fractional shares of Series A Preferred Stock pursuant to this Section 5(a) in the event that after such redemption a holder of Series A Preferred Stock would be left with less than one full share of Series A Preferred Stock.

          (b) MANDATORY REDEMPTION. On July 15, 2008, the Company shall redeem any and all outstanding shares of Series A Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to 100% of the Liquidation Preference thereof on such date.

          (c) REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Series A Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption; PROVIDED, HOWEVER, that the Company will not be obligated to redeem, and will not redeem or call for redemption, any Series A Preferred Stock upon a Change of Control until the Company has repurchased or redeemed such of the $90,000,000 original principal amount of Senior Notes Due 2008 (the "Notes") then outstanding as the Company is required to repurchase or has called for redemption in connection with a change of control pursuant to the terms of the Indenture among the Company and United States Trust Company relating to the Notes, as supplemented and amended on or about the Issue Date; provided, further, that any such redemption (and the Company's obligations with respect thereto) shall be subject in all respects to the applicable restrictions contained in the Credit Agreement between the Company, the Company's subsidiary Elgar Electronics Corporation and Bankers Trust Company, as agent, dated on or about the Issue Date. Subject to the foregoing proviso, the Company shall redeem, out of funds legally available therefor, the number of shares specified in the holders' notices of election to redeem pursuant to Section 6(b) hereof on the date fixed for redemption.

          6.   PROCEDURE FOR REDEMPTION.

          (a) In the event that the Company shall redeem shares of Series A Preferred Stock pursuant to Sections 5(a) or 5(b) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Company; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Company has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holders are to be redeemed, the number of such shares to be redeemed from such holders; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Any redemption or repurchase of less than all the shares of Series A Preferred Stock pursuant to Section 5(a) shall be made on a PRO RATA basis to all holders of Series A Preferred Stock.

          (b) If a Change of Control should occur, then, subject to Section 5(c) above, within 30 days of the occurrence of such Change of Control, the Company shall give written notice by first-class mail, postage prepaid, to each holder of Series A Preferred Stock at its address as it appears in the records of the Company, which notice shall set forth (in addition to the information required by the next succeeding paragraph): (i) each holder's right to require the Company to redeem shares of Series A Preferred Stock held by such holder as a result of such Change of Control; (ii) the redemption price; (iii) the redemption date (which date shall be no earlier than 30 days and no later than 60 days from the date the notice in respect of such Change of Control is mailed); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series A Preferred Stock shall elect to require the Company to redeem any or all of such shares of Series A Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Company's notice described in this
Section 6(b), a written notice stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 5(c) hereof.

          (c)  Notice by the Company having been mailed as provided in
Section 6(a) hereof, or notice of election having been mailed by the holders as provided in Section 6(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares of Series A Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series A Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Company (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Company to the date of redemption) shall cease, unless the Company defaults in the payment of the redemption price, in which case all rights of the holders of Series A Preferred Stock shall continue until the redemption price is paid.
Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and a notice by the Company shall so state), such shares shall be redeemed by the Company at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof. Any funds set aside in trust for the holders of Series A Preferred Stock pursuant to this Section 6(c) which remain unclaimed on the second anniversary of the applicable redemption date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the redemption price only from the Company.

          7. REACQUIRED SHARES. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of the Series A Preferred Stock as provided in
Section 8(b) hereof, may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

          8.   VOTING RIGHTS AND ELECTION OF DIRECTORS.

          In addition to any voting rights provided by law, the holders of Series A Preferred Stock shall have the following voting rights:

          (a) VOTING UPON AMENDMENT TO CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company shall not be amended in any manner that would adversely alter or change the powers, preferences, special rights or economics of the Series
A Preferred Stock as set forth herein without the affirmative vote of the holders of at least eighty-five percent (85%) of the outstanding shares of Series A Preferred Stock.

          (b) OTHER VOTING RIGHTS. Without the affirmative vote or consent of the holders of at least eighty-five percent (85%) of the outstanding shares of Series A Preferred Stock, the Company shall not after the Issue Date (i) create, authorize or issue any Senior Securities or Parity Securities, (ii) create, authorize or issue any Junior Securities, unless such Junior Securities are expressly subordinate in right of payment (of liquidation preference and dividends) to the Series A Preferred Stock and such Junior Securities have no additional rights (directly or indirectly) upon the Company's failure to redeem such Junior Securities or to pay or declare a dividend or make a distribution with respect thereto or (iii) issue, other than pursuant to a registered public offering, any shares of its capital stock (or rights to acquire such shares) having the right to vote for the election of directors of the Company unless the holder thereof is party to that certain Shareholders Agreement ("Shareholders Agreement") dated as of February 3, 1998 among the Company and certain of its shareholders and is subject to Section 1 of the Shareholders Agreement (provided, however, that the issuance of options, warrants or rights to acquire up to 300,000 shares of common stock (appropriately adjusted for stock splits, dividends and/or combinations) to officers, directors, employees, consultants or agents of the Company pursuant to the terms of any stock option plan or arrangement approved by the Board of Directors, or the issuance of any such shares of common stock upon the exercise of any such stock options, warrants or rights, shall not be subject to this Section 8(b)(iii)).

          (c) CONSENT WITH RESPECT TO CERTAIN AGREEMENTS. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not after the Issue Date enter into any agreement which will limit or otherwise adversely affect the Company's ability to comply with its redemption obligations under
Section 5(b) hereof, including, without limitation, any such agreement or plan entered into with respect to (i) the sale of all or substantially all of the assets of the Company, (ii) the voluntary liquidation, dissolution or winding up of the Company or (iii) the consolidation or merger of the Company with any one or more other corporations, other than a consolidation or merger in which stockholders holding more than 50% of the equity securities of the Company immediately prior to such transaction will hold at least 50% of the equity securities of the surviving entity immediately after the consummation of such transaction.

          (d)  VOTING RIGHTS UPON CERTAIN EVENTS:

               (i) CASH DIVIDENDS IN ARREARS. If at any time after the third anniversary of the Issue Date, the cash dividends payable on the Series A Preferred Stock shall have been in arrears and unpaid for four (4) or more successive Dividend Payment Dates, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Dividend Arrears Number and, in addition to any other rights to elect directors which the holders of Series A Preferred Stock may have, the holders of all outstanding shares of Series A Preferred Stock (subject to Section 8(d)(viii)), voting separately as a class and to the exclusion of the holders of all other classes and series of

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     stock of the Company, shall be entitled to elect the directors of the
     Company to fill such newly created directorships.

               (ii) DEFAULT IN MANDATORY REDEMPTION. If the Company shall fail to redeem shares of Series A Preferred Stock in accordance with the mandatory redemption provisions of Section 5(b) hereof, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Control Number and, in addition to any other rights to elect directors which the holders of Series A Preferred Stock may have, the holders of all outstanding shares of Series A Preferred Stock (subject to Section 8(d)(viii)), voting separately as a class and to the exclusion of the holders of all other classes and series of stock of the Company, shall be entitled to elect the directors of the Company to fill such newly created directorships.

               (iii) TERMINATION OF RIGHT TO ELECT DIRECTORS. Such voting right shall continue until, (A) in the case of a voting right arising pursuant to Section 8(d)(i), until the date on which all such dividends in arrears are paid in full, and (B) in the case of a voting right arising pursuant to Section 8(d)(ii), such time as the redemption price owing to holders of Series A Preferred Stock shall have been paid in full, at which time such special voting right of the holders of Series A Preferred Stock shall terminate, subject to revesting (with respect to the voting right set forth in Section 8(d)(i)) in the event of each and every recurrence of any event triggering such voting right.

               (iv) MECHANICS FOR ELECTION OF DIRECTORS. Whenever such voting right set forth in Section 8(d)(i) or 8(d)(ii) shall have vested as aforesaid, such right may be exercised initially either at a special meeting of the holders of Series A Preferred Stock, at any annual meeting of shareholders held for the purpose of electing directors or by the written consent of the holders of Series A Preferred Stock without a meeting, and thereafter at such annual meeting or by written consent.

               (v) QUORUM. At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors as provided in this Section 8(d), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Series A Preferred Stock entitled to vote thereon shall be required and be sufficient to constitute a quorum of such series for the election of directors by such series. At any such meeting or adjournment thereof, (A) the absence of a quorum of the holders of Series A Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Series A Preferred Stock, and (B) in the absence of a quorum of the holders of Series A Preferred Stock, a majority of the holders of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (vi) TERM; TERMINATION. The term of office of any director elected by the holders of Series A Preferred Stock pursuant to Section 8(d)(i) or 8(d)(ii) hereof in office at any time when the aforesaid voting rights are vested in the holders of Series A Preferred Stock shall terminate upon the election of his or her successor at any meeting of stockholders held for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with Section 8(d)(iii) hereof, the term of office of the directors elected by the holders of Series A Preferred Stock pursuant to Section 8(d)(i) or 8(d)(ii) hereof then in office thereupon shall terminate and upon such termination the number of directors constituting the Board of Directors, without further action, shall be reduced by the number of directors by which the number of directors was increased upon the occurrence of an event described in Section 8(d)(i) or 8(d)(ii), subject always to the increase of the number of directors pursuant to Section 8(d)(i) herein in case of the future right of the holders of Series A Preferred Stock to elect directors as provided herein.

               (vii) VACANCY. In case of a vacancy occurring in the office of any director so elected pursuant to Section 8(d)(i) or 8(d)(ii) hereof, the holders of a majority of the Series A Preferred Stock then outstanding and entitled to vote may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

               (viii) VOTING RIGHTS UPON TRANSFER OF SHARES. Notwithstanding the foregoing provisions of this Section 8(d), with respect to any share of Series A Preferred Stock, the right to elect directors pursuant to Section 8(d)(i) or 8(d)(ii) hereof shall cease to attach to such share at such time as such share is transferred to a Person other than the Initial Purchaser or an Eligible Transferee.

Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Certificate of Incorporation of the Company or herein or by law) for taking any corporate action.

          9. REMEDIES. Any holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of other holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          10. DEFINITIONS. For the purposes of this Certificate of Designations of the Series A Preferred Stock, the following terms shall have the meanings indicated:

          "Affiliate" shall mean, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Beneficial Owner" shall have the meaning ascribed to such term or the term "beneficial ownership" in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

          "Change of Control" shall mean such time after the Issue Date as either:

               (i) prior to the initial public offering by the Company of any class of its common stock, the consummation of any transaction the result of which is that the Principals and their Related Parties become the Beneficial Owners, in the aggregate, of less than 50% of the Common Stock of the Company;

               (ii) after the initial public offering by the Company of any class of its common stock, any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the Beneficial Owner, by way of merger, consolidation or otherwise, of 51% or more of the Common Stock of the Company and such person is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of the Common Stock of the Company, calculated on a fully diluted basis, than the percentage Beneficially Owned by the Principals and their Related Parties; or

               (iii) the Company (A) effects the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group, or (B) any wholly-owned subsidiary of the Company effects the sale, lease or transfer of all or substantially all of the assets of such subsidiary to any person or group, if such assets constitute substantially all of the assets of the Company and its subsidiaries, taken as a whole.

          "Control Number" shall mean such number of additional directors of the Company which, when added to the number of directors otherwise nominated by the holders of Series A Preferred Stock, shall result in the number of directors nominated by or at the direction of the holders of Series A Preferred Stock constituting a majority of the members of the Board of Directors of the Company.


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

          "Dividend Arrears Number" shall mean such number of additional directors of the Company which, when added to the number of directors otherwise nominated by the holders of Series A Preferred Stock, shall result in the number of directors nominated by or at the discretion of the holders of Series A Preferred Stock constituting one-third of the members of the Board of Directors.

          "Eligible Transferees" shall mean any other Initial Purchaser, any partner of any Initial Purchaser, any Person who controls or is under common control with any Initial Purchaser, any successor to any Initial Purchaser or any such other Person and any "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act of 1933, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended but shall not include any Person prohibited from holding securities having any of the rights, preferences and privileges of the Series A Preferred Stock.

          "Initial Purchasers" shall mean the initial purchasers of the Series A Preferred Stock on the Issue Date.

          "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

          "Junior Securities" shall have the meaning set forth in Section 2 hereof.

          "Liquidation Preference" shall have the meaning set forth in Section 4 hereof.

          "Parity Securities" shall have the meaning set forth in Section 2 hereof.

          "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Principals" shall mean (i) J.F. Lehman & Company, Inc., a Delaware corporation ("Lehman"), (ii) each Affiliate of Lehman as of the Issue Date,
(iii) J.F. Lehman Equity Investors I, L.P., (iv) JFL-EEC LLC and (v) each officer or employee (including their respective immediate family members) of Lehman as of the Issue Date.

          "Related Party" shall mean with respect to any Principal (A) any controlling shareholder or 80% (or more) owned subsidiary of such Principal or
(B) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).


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

     IN WITNESS WHEREOF, JFL-EEC Merger Sub Co. has caused this Certificate to be executed by its President this 2nd day of February, 1998.


                                       JFL-EEC MERGER SUB CO.



                                       /s/ Donald Glickman
                                       -------------------------------
                                       Name:  Donald Glickman,
                                       Title: President





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